Exhibit 10.7

WCI COMMUNITIES, INC.

2007 MANAGEMENT INCENTIVE

COMPENSATION PLAN

(MICP)

I.	OBJECTIVE

The WCI Communities, Inc. (“WCI” or “Company”) Management Incentive Compensation Plan (the “MICP” or “Plan”) was established to reward the performance of those key employees whose efforts significantly impact WCI’s achievement of its annual financial goals and certain key operating or non-financial goals. The Plan will place emphasis on differentiating performance among our diverse businesses while maintaining a consistent reward theory and a common focus on achieving our financial and non-financial objectives. This Plan is also designed to provide significant financial rewards (“Bonus Awards”) to participants when such objectives are met or exceeded. However, through a “pay-for-performance” structure, the Plan will generate reduced or no incentive payment when objectives or financial goals are not met.

The plan will operate on a calendar year basis (“Plan Year”).

II.	PARTICIPATION

A Plan participant (“Participant”) must be an officer or other key employee of WCI selected or approved annually by the Board of Directors or by the Executive Compensation Committee of the Board (the “Committee”). Unless otherwise determined by the Committee, Participants may not participate in any other formal incentive plan (no cross-participation).

Termination of employment (whether voluntary or otherwise) prior to a payment date will result in the loss of the entire Bonus Award; provided however, discretionary bonuses and pro-rated bonuses may be given with the approval of the Chief Executive Officer.

III.	PARTICIPANT CLASSIFICATION

Based on a Participant’s position within WCI, each Participant will be classified as a member of one of the following groups:

(i)	Defined Executive Group, as determined by the Committee

(ii)	Corporate Administrative Personnel (CAP)

(iii)	Business Unit Chief Operating Officers

(iv)	Regional Presidents

(v)	Division Presidents

(vi)	Operating Managers/Division Financial Managers

(vii)	Other Managers

Unless otherwise noted to the contrary, categories (iii) through (vii) are referred to collectively in this Plan as “Business Unit Employees” or “BUE.”

IV.	BONUS AMOUNTS

A Participant’s target MICP bonus amount (“Target Bonus”) and participation factor will be established on an annual basis. The Committee shall, on an annual basis, based upon recommendations from the Chief Executive Officer, review and approve the total number of Participants in the MICP and the total aggregate Target Bonuses under the MICP for that year.

If a Participant receives a promotion during the Plan Year his or her Bonus Award will be based on a prorated monthly amount. A Participant who is hired into a MICP-eligible position after February 1 of a Plan Year, will have his or her Bonus Award prorated based on the months that he or she was employed in the eligible position during the Plan Year.

V.	OBJECTIVES/ACHIEVEMENT MEASUREMENT

The amount of each Participant’s Bonus Award shall be determined based on a combination of (i) the Participant’s Target Bonus, (ii) the group within which the Participant is classified and, (iii) achievement of one or more of the following objectives: Corporate Financial Objectives, Division/Project Objectives, and Personal Objectives. Corporate Financial Objectives are approved annually by the Committee. Division/Project Objectives and Personal Objectives are reviewed and approved annually by the Chief Executive Officer.

A Participant shall be eligible to receive a Bonus Award based on the extent to which objectives set for that Participant have been achieved. Objectives in respect of each Plan Year shall be established annually and shall be communicated to Participants prior to the end of the first calendar quarter of such Plan Year (or at some other time as determined by the Committee). Corporate Financial Objectives may be based upon pre-tax income, cash flow, net income, gross margin, return on capital and/or any other objectives deemed appropriate by the Committee, in its discretion.

The Committee has delegated to the Chief Executive Officer the following responsibilities under the Plan:

•	The determination of Plan funding targets as related to Business Unit Objectives. For 2007, the Business Unit financial measure is Gross Margin.

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With respect to Participants other than those who are among the Company’s “named executive officers” in the Company’s most recent proxy statement (“NEOs”), the determination of the portion of the Bonus Award opportunity (0-10%) to be based on Customer Survey Scores, and the determination of the amounts so earned.

MICP Bonus Awards (if any) in respect of a Plan Year shall be paid by March 15th of the following Plan Year.

The matrix of a Participant’s classification and the weighting of objectives upon which his or her Bonus Award shall be determined is as follows:

For 2007, the MICP bonus allocations are as follows:

Classification	Based on Corporate Financial Objectives	Based on Business Unit Objectives	Management Discretion on Customer Survey Score
Defined Executive Group, which includes some CAP and some BUE	90-100%	0%	0-10%

CAP other than Defined Executive Group	90-100%	0%	0-10%

BUE other than Defined Executive Group	15%	75-85%	0-10%

A. Corporate Administrative Personnel (CAP) and Defined Executive Group. Each Corporate Administrative Personnel and Defined Executive Group Participant shall be eligible to receive incentive compensation paid on his or her individual Target Bonus in the event the Corporate Objectives have been achieved.

Corporate Objectives are a combination of two measurements of the financial performance of WCI and one measurement of customer satisfaction.

(i) Pre-Tax Income, a financial performance measurement which will represent 45-50% of the bonus calculation, and;

(ii) 2007 Adjusted Free Cash Flow, a financial performance measurement which will represent 45-50% of the bonus calculation. 2007 Adjusted Free Cash Flow shall be computed by subtracting “Change in plant and equipment” from “Net cash (used in) provided by operating activities” as reflected on the Company’s “Consolidated Cash Flow Statement” for the year ending December 31, 2007, and further adjusted to exclude the effects of the following items to the extent that they have the affect of increasing net cash provided by operating activities:

(a) the sale of substantially all of the assets or ownership interests of those operations that currently comprise the Northeast U.S. Region and/or the Mid-Atlantic Region of WCI Communities, Inc.; and

(b) the sale of substantially all of the assets or ownership interests of those operations that are currently considered a part of and expected to be developed by the Tower Homebuilding division of WCI Communities, Inc.; and

(c) the sale of currently owned real estate assets for a significant value in a transaction that includes an option to purchase developed lots or land parcels subdivided and/or developed on such real estate from the third party purchaser at a future date; and

(d) any proceeds from the sale of the Tuscany Reserve development (the “Community”) or portions thereof to the extent that such amounts represent a recovery of the adjusted basis of the Community as of January 1, 2007, as increased for additional amounts invested in developing the portions of the Community that are sold during 2007. Furthermore, the amount of such proceeds will be reduced by the amount of net income that had been planned to be generated by the Community through the date of its sale. The prorated amount of income shall be determined by reference to the approved 2007 Business Plan less associated taxes calculated at an approximate effective tax rate of 39%.

(iii) Customer Survey Score, a non-financial performance measurement, which may represent up to 10% of the bonus calculation of the Corporate Financial Objective component. The Chief Executive Officer shall have sole discretion in determining the percentage of a Participant’s Bonus Award (0-10%) that may be contingent on Customer Survey Scores, except with respect to any participant who is an NEO. The actual percentage may vary from position to position.

Below are the Corporate Objectives to be satisfied for the 2007 Plan Year:

		Bonus Calculated Weight
1) Pre-Tax Income Target for 2007	$110,061,000	45-50%
2) Target 2007 Adjusted Free Cash Flow	$1,000,000,000	45-50%
3) Customer Survey Score		0-10%

B. Business Unit Employees (BUE), which includes Business Unit Chief Operating Officers, Regional Presidents, Division Presidents, Operating Managers/Division Financial Managers and Other Managers who are selected as Participants for Plan Year 2007, but excluding the Defined Executive Group.

Individual MICP Bonus Awards for this group of Participants will be based on a weighted combination of Corporate Financial Objectives (as described above), Business Unit Objectives and Customer Survey Score. A weighting factor will apply by position and level. Business Unit Objectives will be established for all BUE and for each definable operating line of business. The Business Unit Objectives will be a combination of the financial performance for each Business Unit.

(i)	Corporate Financial Objectives (15% of Total Target Bonus) The Corporate Financial Objective portion of the above calculation, representing fifteen (15%) percent of the total based on level and position, is a combination of two measurements of the financial performance of WCI: Pre-Tax Income and 2007 Adjusted Free Cash Flow.

(ii)	Business Unit Objectives (75-85% of Total Target Bonus) The Business Unit Objective portion of the above calculation, representing seventy-five to eighty-five (75-85%) percent of the total, is based on the eligible Participant meeting predetermined financial and/or personal objectives based on level and position; and

(iii)	Customer Survey Score The Customer Survey Score will represent up to 10% of the total bonus calculation.

For 2007, Gross Margin will be the primary measurement within the Business Unit Objective, weighted at 75-85% of the potential Bonus Award. Customer Survey Scores will be used as a secondary measurement for BUE Participants that will motivate alignment with the Company’s goal of improving overall customer satisfaction. All calculations will be performed to one tenth (1/10) of one percent. Business Unit Objectives may be further defined by level and position using other criteria such as regional, divisional, project and personal objectives weighted as appropriate.

The following chart combines the Corporate Financial Objectives (Pre-Tax Income and 2007 Adjusted Free Cash Flow) with the Business Unit Objectives (Gross Margin and Personal Objectives) and reflects the relationships of the Corporate and Business Unit financial allocations. For 2007, every Participant will have up to 10% of his or her Target Bonus based on Customer Survey Scores, to align the Participant with the Company’s effort to improve overall customer satisfaction.

For 2007, the combined MICP allocations are the following:

Classification	Corporate Financial Objectives	Business Unit Financial and/or Personal Objectives	Management Discretion on Customer Survey Score
CAP and Defined Executive Group	45-50% Corp Pre-Tax Income; 45-50% 2007 Adjusted Free Cash Flow	n/a	0-10%

BUE other than Defined Executive Group	7.5% Corp Pre-Tax Income; 7.5% 2007 Adjusted Free Cash Flow	75-85%	0-10%

For the lines of business, the performance of financial objectives will be measured as actual P&L results versus budget for all portions under the Participant’s control. Individual targets will be provided on personalized spreadsheets. The personalized spreadsheets will be controlling when determining Bonus Awards earned.

Title does not denote entitlement to Plan participation. Participation must be authorized through appropriate Senior Executive levels.

VI.	PLAN FUNDING SLIDING SCALES

Based on stated Corporate Financial Objectives for CAP and BUE; and specific line of business goals in accordance with the Business Unit plan for BUE, where appropriate:

Pre-Tax Income	% of Pre-Tax	Pool $
$ 93,551,850 - $100,000,000	2.50%	$2,337,500 - $2,500,000
$100,000,000 - $124,999,999	3.00%-3.124%	$3,000,000 - $3,906,249
$125,000,000 - $149,999,999	3.13%-3.249%	$3,906,250 - $4,874,999
$150,000,000 - $174,999,999	3.25%-3.374%	$4,875,000 - $5,906,249
$175,000,000 - $199,999,999	3.38%-3.499%	$5,906,250 - $6,999,999
$200,000,000 - $224,999,999	3.50%-3.624%	$7,000,000 - $8,156,249
$225,000,000 - $249,999,999	3.63%-3.749%	$8,156,250 - $9,374,999
$250,000,000 - $274,999,999	3.75%-3.874%	$ 9,375,000 - $10,606,249
$275,000,000 - $299,999,999	3.88%-3.995%	$10,606,250 - $11,999,999
$300,000,000 - $324,999,999	4.00%	$12,000,000 - $12,999,999
$325,000,000 - $349,999,999	4.00%	$13,000,000 - $13,999,999
$350,000,000 - $374,999,999	4.00%	$14,000,000 - $14,999,999
$400,000,000 - $424,999,999	4.00%	$15,000,000 - $15,999,999
> $425,000,000	4.00%	$16,000,000 and up

2007 Adjusted Free Cash Flow	% of Cash Flow	Pool $
$850,000,000 - $919,999,999.275%		$2,337,500 - $2,530,000
$ 920,000,000 - $1,250,399,808	.300%-.3124%	$3,000,000 - $3,906,249
$1,250,399,809 - $1,500,461,373	.3125%-.3249%	$3,906,250 - $4,874,999
$1,500,461,374 - $1,750,518,376	.325%-.3374%	$4,875,000 - $5,906,249
$1,750,518,377 - $2,000,571,306	.3375%-.3499%	$5,906,250 - $6,999,999
$2,000,571,307 - $2,250,620,585	.350%-.3624%	$7,000,000 - $8,156,249
$2,250,620,586 - $2,500,666,578	.3625%-.3749%	$8,156,250 - $9,374,999
$2,500,666,579 - $2,737,803,046	.375%-.3874%	$ 9,375,000 - $10,606,249
$2,737,803,047 - $3,000,749,937	.3875%-.3995%	$10,606,250 - $11,999,999
$3,000,749,938.400%		$12,000,000 and up

The Corporate Financial Objectives payment will only be paid if eighty-five (85%) percent or more of the Business Unit Objective is met.

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If performance under the Business Unit Objective is less than 100% (but greater than 85%) and the actual payout percent earned under the Business Unit Objective, as calculated according to the above schedule, is less than the actual payout percent earned under the Corporate Financial Objective, both the Corporate and the Business Unit components will be calculated at the lower payout percent. All calculations will be performed to one tenth ( 1/10) of one percent.

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The sliding scales used for both Pre-Tax Income and 2007 Adjusted Free Cash Flow may create bonus pools that exceed combined individual Target Bonuses. Any excess bonus dollars may be distributed to Participants at the discretion of the Chief Executive Officer.

VII.	CHANGES TO PARTICIPANT’S POSITION OR RESPONSIBILITY

If a Participant changes position or responsibility during the year, his or her manager is responsible for advising Human Resources how the change alters the Participant’s personal and/or financial objectives. Human Resources will then modify the individual worksheets and obtain approval from the Senior Executive of the Business Unit with review by the V.P. of Finance. Failure to adhere to this provision will result in a final bonus determination made by Human Resources/Finance/Business Unit during the final calculation process.

VIII.	CHANGE IN CONTROL

Upon (i) the involuntary termination of a Participant’s employment for any reason other than death, disability or “Cause”, or (ii) the Participant’s resignation for “Good Reason”, in either case, during the one (1) year period commencing upon the occurrence of a “Change in Control”, as such terms are defined below, the Participant shall vest in a portion of his or her MICP Bonus Award, based on the number of completed months in the Plan Year prior to the Participant’s termination of employment, divided by 12 (the “Proration Factor”). For example, if the date of termination occurred on June 5, 2007, the Proration Factor would be 50%.

The Participant’s Bonus Award will equal the Proration Factor times the greater of (i) his or her Target Bonus or (ii) the actual Bonus Award he or she would have earned based on actual performance against all relevant MICP objectives measured as if the Plan Year had ended on the last day of the month preceding the date of termination. The Bonus Award so calculated will be paid no later than December 31 if the date of termination occurs prior to December 1, and between January 1 and March 15 of the following Plan Year if the date of termination occurs after December 1.

For purposes of the 2007 MICP:

(a)	“Change in Control” has the definition given such term in the 2004 Stock Incentive Plan of WCI Communities, Inc.

(b)

“Good Reason” means, on or after a Change in Control, (i) any material reduction in the Participant’s salary below the level of the Participant’s base salary immediately prior to the Change in Control or (ii) any material adverse change in Participant’s duties, title or responsibilities; provided, however, that Good Reason shall not be deemed to have occurred unless the Participant gives the Company 30 days written notice of such termination, and within such 30-day period, the Company does not restore the Participant’s base salary or restore Participant to the prior position, in which event Good Reason shall be deemed to have occurred at the time of the giving of such written notice. Good Reason shall cease to exist for an event or condition described in clauses (i) or (ii) above on the 90th day following its occurrence, unless the Participant has given the Company written notice thereof prior to such date. Any resignation by a Participant for Good Reason must occur no later than two (2) years after the occurrence of the particular event of Good Reason.

(c)	a Participant’s employment shall be deemed terminated for “Cause” if his or her employment is terminated for any of the following: (i) the Participant’s willful and continued failure to perform his or her duties with respect to the Company or its affiliates that continues beyond 10 days after a written demand for substantial performance is delivered to the Participant by the Company; (ii) misconduct by the Participant involving dishonesty or breach of trust in connection with the Participant’s employment; (iii) misconduct by the Participant involving dishonesty or breach of trust in connection with the Participant’s employment; or (iv) misconduct by the Participant that results in a demonstrable injury to the Company.

IX.	IMPACT ON BENEFITS

A Participant’s Bonus Award, within legal limitations, will be eligible for contribution to the WCI Communities, Inc. 401(k) Savings Plan unless the Participant elects not to make such a contribution and notifies the payroll department in writing of this election. This contribution will also receive the applicable Company match.

X.	APPROVALS

At the beginning of each year, the Chief Executive Officer shall submit to the Executive Compensation Committee of the Board of Directors for its approval the proposed MICP for that year.